A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	19,168,714,035.81	95.156
Withheld	975,735,597.80	4.844
TOTAL	20,144,449,633.61	100.000
Dennis J. Dirks
Affirmative	19,240,086,030.73	95.511
Withheld	904,363,602.88	4.489
TOTAL	20,144,449,633.61	100.000
Edward C. Johnson 3d
Affirmative	19,112,872,629.50	94.879
Withheld	1,031,577,004.11	5.121
TOTAL	20,144,449,633.61	100.000
Alan J. Lacy
Affirmative	19,235,726,089.08	95.489
Withheld	908,723,544.53	4.511
TOTAL	20,144,449,633.61	100.000
Ned C. Lautenbach
Affirmative	19,222,897,529.62	95.425
Withheld	921,552,103.99	4.575
TOTAL	20,144,449,633.61	100.000
Joseph Mauriello
Affirmative	19,230,998,021.17	95.465
Withheld	913,451,612.44	4.535
TOTAL	20,144,449,633.61	100.000
Cornelia M. Small
Affirmative	19,230,719,307.28	95.464
Withheld	913,730,326.33	4.536
TOTAL	20,144,449,633.61	100.000
William S. Stavropoulos
Affirmative	19,176,025,996.91	95.193
Withheld	968,423,636.70	4.807
TOTAL	20,144,449,633.61	100.000
David M. Thomas
Affirmative	19,235,961,520.61	95.490
Withheld	908,488,113.00	4.510
TOTAL	20,144,449,633.61	100.000
Michael E. Wiley
Affirmative	19,227,633,661.54	95.449
Withheld	916,815,972.07	4.551
TOTAL	20,144,449,633.61	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	14,638,958,851.46	72.670
Against	4,052,976,662.82	20.120
Abstain	994,605,492.84	4.937
Broker Non-Votes	457,908,626.49	2.273
TOTAL	20,144,449,633.61	100.000
PROPOSAL 3

Shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgment of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

Affirmative	576,519,355.39	25.666
Against	1,307,602,987.52	58.213
Abstain	255,926,137.45	11.393
Broker Non-Votes	106,201,499.78	4.728
TOTAL	2,246,249,980.14	100.000
A Denotes trust-wide proposal and voting results.